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                                                                      EXHIBIT 11

                        STERICYCLE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (Unaudited)


       The following table sets forth the computation of basic and diluted net income per share:

                                                                             FOR THE THREE MONTHS ENDED
                                                                           --------------------------------
                                                                                      MARCH 31,
                                                                           --------------------------------
                                                                                2000               1999
                                                                           -------------     --------------
Numerator:
     Net income                                                            $       3,773     $       2,427
     Preferred stock dividends                                                      (660)               --
                                                                           -------------     -------------
     Numerator for basic earnings per share--
       income available to common stockholders                             $       3,113     $       2,427

     Effect of dilutive securities:
       Preferred stock dividends                                                     660                --
                                                                           -------------     -------------

     Numerator for diluted earnings per share--
       income available to common stockholders
       after assumed conversions                                           $       3,773     $       2,427
                                                                           =============     =============

Denominator:
     Denominator for basic earnings per share--
       weighted average shares                                                14,746,603        13,068,931

     Effect of dilutive securities:
       Employee stock options                                                    414,040           376,857
       Warrants                                                                  105,006            88,743
       Convertible preferred stock                                             4,323,441                --
                                                                           -------------     -------------
     Dilutive potential common shares                                          4,842,487           465,599

     Denominator for diluted earnings per share--
       adjusted weighted average shares and
       assumed conversions                                                    19,589,090        13,534,530
                                                                           =============     =============

Basic net income per share                                                 $        0.21     $        0.19

Diluted net income per share                                               $        0.19     $        0.18



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